Exhibit 99(2)

2012 First Quarter Earnings Conference Call

Thank you Jay and welcome to our first quarter conference call.  I will make a few brief comments after which John Rielly will review our financial results.

Net income for the first quarter of 2012 was $545 million.  Compared to the year ago quarter, our earnings were negatively impacted by lower crude oil sales volumes and higher operating costs which more than offset the impact of higher realized crude oil and natural gas selling prices.

Exploration and Production earned $635 million.  Crude oil and natural gas production averaged 397 thousand barrels of oil equivalent per day, which was roughly flat with the year ago quarter.  Higher production from the Bakken in North Dakota, the Pangkah Field in Indonesia and the Malaysia-Thailand Joint Development Area offset the impact of North

Sea natural gas asset sales and natural field declines in Equatorial Guinea.

In North Dakota, net production from the Bakken averaged 42 thousand barrels of oil equivalent per day in the first quarter compared to 25 thousand barrels of oil equivalent per day in the year ago quarter.  Thus far in April, net production from the Bakken has averaged 47 thousand barrels of oil equivalent per day.  While we expect the monthly average to continue to increase throughout the rest of the year, we now expect the average for the full year may come in somewhat lower than our original estimate of 60 thousand barrels of oil equivalent per day.  As usual, we will update this estimate as well as our overall company production forecast on the July conference call.

At the Llano Field in the deepwater Gulf of Mexico, the operator is currently performing a workover on the Llano #3 well which was shut-in for mechanical reasons in the first quarter of last year.  We expect that production from this well will resume by the end of May.

At Valhall in Norway, field redevelopment is expected to be completed in the third quarter.  Net production averaged 22 thousand barrels of oil equivalent per day in the first quarter.

In Libya, net production averaged 18 thousand barrels per day in the first quarter and has averaged 21 thousand barrels per day in April.

With regard to exploration, in Ghana, on March 27th we spud the Hickory North well in the Deepwater Tano Cape Three Points Block.  This prospect is located 3.5 miles west of our Paradise discovery and the well will test reservoirs similar to those found at Paradise as well as deeper targets.  Following completion of Hickory North, we plan to drill a prospect called Sisili, a large structure located approximately 5.5 miles southeast of Paradise.  As a result of recently signed farm-out agreements, which are subject to final government approvals, Hess’ working interest in the block will be reduced from 90 percent to 35 percent.

Offshore Brunei, the Julong East well on Block CA-1, in which Hess has a 13.5 percent interest, encountered hydrocarbons and the operator is currently evaluating the results.  The rig has now moved to the southeast to spud the Jagus East well, which will test an offset to the Gumusut Field, currently under development on the Malaysian side of the border.

Later in the second quarter, we plan to resume exploration drilling in the deepwater Gulf of Mexico.  Ness Deep, located in Green Canyon 507, is a Miocene prospect in which Hess has a 50 percent working interest.  BHP has the remaining 50 percent and is the operator.

Turning to Marketing and Refining, we reported net income of $11 million for the first quarter of 2012.  The previously announced shutdown of the HOVENSA joint venture refinery was completed in the first quarter.  As a result of the charge taken last quarter, there was no net income impact from HOVENSA’s first quarter operations.

Marketing earnings were $22 million compared to $68 million in last year’s first quarter.  Retail marketing faced rising wholesale prices during the first quarter which put pressure on fuel margins.  Gasoline volumes on a per site basis were flat, while total convenience store sales were down 2 percent versus last year’s first quarter.  Energy Marketing earnings were lower than last year’s first quarter as a result of significantly warmer weather this past winter.

With regard to asset sales, in the first quarter we closed the sale of our interest in the Snohvit Field in Norway for $132 million and entered into an agreement to sell our interest in the Bittern Field in the United Kingdom, which is expected to close in the fourth quarter.  Also, in March we announced that we have started a sale process for our St. Lucia oil terminal.  Additional asset sales are in progress and we will provide updates as soon as details become available.  We anticipate that proceeds from asset sales along with internally generated cash flow will fund the majority of our capital and exploratory expenditures in 2012.

Our principal focus this year continues to be on execution and the sustained profitable growth of our reserves and production.

I will now turn the call over to John Rielly.

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